                                                                              Exhibit 8.1

To Call Writer Directly:
        (212) 446-4800

                                                 December 17, 2003

O'Sullivan Industries, Inc.
1900 Gulf Street
Lamar, Missouri  64759

         Re:      Exchange Offer of $100,000,000 10.63% Senior Secured Notes due 2008 for up to $100,000,000
                  10.63% Senior Secured Exchange Notes due 2008

Dear Ladies and Gentlemen:

                  We have acted as counsel to O'Sullivan Industries, Inc. (the "Company") in connection with the
Company's proposed offer (the "Exchange Offer") to exchange an aggregate principal amount at maturity of up to
$100,000,000 10.63% Senior Secured Notes due 2008 (the "Old Notes") for up to $100,000,000 (in aggregate principle amount at maturity) 10.63% Senior Secured Exchange Notes due 2008 (the "Exchange Notes"), pursuant to a
Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities  Act of
1933, as amended.  Such Registration Statement, as amended or supplemented, is hereinafter referred to as the
"Registration Statement."

                  You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer.  In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we deemed necessary.

                  On the basis of the foregoing, it is our opinion that under current law the exchange of the Old
Notes for the Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for United
States federal income tax purposes, because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes.  Rather, the Exchange Notes received by a holder should be treated as a continuation of the Old Notes in the hands of that holder.  Accordingly, there should be no United States federal income tax consequences to holders solely as a result of the exchange of the Old Notes for Exchange Notes under the Exchange Offer.

                  The opinion set forth above is based upon the applicable provisions of the Internal Revenue
Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the
Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions and other applicable authorities, all of which are subject to change, which changes may be retroactively applied.  A change in the authorities upon which our opinion is based could affect our conclusions.  No tax ruling has been sought from the IRS with respect to any of the matters discussed herein.  Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS.  Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or that a court would reach the same conclusion.  We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to this firm and the inclusion of our opinion in the section entitled "Certain United States Federal
Income Tax Considerations" in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

                                                                       Yours very truly,

                                                                       Kirkland & Ellis LLP